EXHIBIT 23.2

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 1, 2014

We have acted as counsel to Knightsbridge Tankers Limited (the "Company") in connection with the Company's Registration Statement on Form F-3 (File No. 333-     ) (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") on July 1, 2014. We hereby consent to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Registration Statement, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP